Exhibit 99.1

Olympic Steel Reports Fourth-Quarter and Full-Year 2019 Results

Strong cash flow during the year enabled company to invest in the business, execute on acquisition strategy and reduce debt by over $100 million

CLEVELAND--(BUSINESS WIRE)--February 21, 2020--Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced financial results for the three and 12 months ended December 31, 2019.

Fourth-Quarter Results

The net loss for the quarter totaled $890,000, or $0.08 per diluted share, compared to a net loss of $1.3 million, or $0.11 per diluted share, in the fourth quarter of 2018. The results include $2.4 million of LIFO income in the fourth quarter of 2019, compared with $3.7 million of LIFO expense in the fourth quarter of 2018. The fourth-quarter earnings impact of LIFO is noted in the reconciliation below. Sales for the fourth quarter of 2019 totaled $320 million, compared with $430 million in the fourth quarter of 2018.

Full-Year 2019 Results

Net income for 2019 totaled $3.9 million, or $0.34 per diluted share, compared to net income of $33.8 million, or $2.95 per diluted share, in 2018. The results include $3.7 million of LIFO income in 2019, compared with $8.4 million of LIFO expense in 2018. The full-year earnings impact of LIFO is noted in the reconciliation below. Sales for 2019 totaled $1.6 billion, compared with $1.7 billion in 2018.

“As we reflect on 2019, we are encouraged by the progress we made to further our diversification strategy and strengthen our financial position,” said Chief Executive Officer Richard T. Marabito. “Our specialty metals business recorded its second most profitable year ever, and our pipe and tube business delivered solid profitability at a time when the industry was facing challenging market conditions. In addition, we acquired two downstream metal-intensive branded companies – McCullough Industries and EZ-Dumper – in our carbon products portfolio that had an immediate positive impact on our profitability.”

Marabito continued, “Our continued discipline on operating expenses and inventory management resulted in strong cash flow, which was used to invest in our business, execute on our acquisition strategy and reduce debt by $110 million, or 36%, in 2019.”

“As we start the new year, we will remain diligent in managing our operating expenses and strengthening our balance sheet to provide us with the flexibility to swiftly execute on further growth and business diversification opportunities,” Marabito concluded.

The table that follows provides a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

Olympic Steel, Inc.
Reconciliation of Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share
The following table reconciles adjusted net income per diluted share to the most directly comparable GAAP financial measure:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Net income (loss) per diluted share:	$(0.08)	$(0.11)	$0.34	$2.95

Excluding the following item:
LIFO (income) / expense	(0.15)	0.25	(0.23)	0.56
Adjusted net income (loss) per diluted share (non-GAAP):	$(0.23)	$0.14	$0.11	$3.51

Conference Call and Webcast

A simulcast of Olympic Steel’s 2019 fourth-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The live simulcast will begin at 10 a.m. EST on February 21, 2020, and a replay will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: risks of falling metals prices and inventory devaluation; general and global business, economic, financial and political conditions, including the 2020 U.S. election; competitive factors such as the availability, global pricing of metals and production levels (including the increased U.S. capacity), industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; the levels of imported steel in the United States and the tariffs initiated by the U.S. government in 2018 under Section 232 of the Trade Expansion Act of 1962 and imposed tariffs and duties on exported steel or other products, U.S. trade policy and its impact on the U.S. manufacturing industry; cyclicality and volatility within the metals industry; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the successes of our efforts and initiatives to improve working capital turnover and cash flows, and achieve cost savings; our ability to generate free cash flow through operations and repay debt; the availability, and increased costs, of labor related to tighter employment markets; the availability and rising costs of transportation and logistical services; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the adequacy of our existing information technology and business system software, including duplication and security processes; the adequacy of our efforts to mitigate cyber security risks and threats; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; our ability to successfully integrate recent acquisitions into our business and risks inherent with the acquisitions in the achievement of expected results, including whether the acquisition will be accretive and within the expected timeframe; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; rising interest rates and their impacts on our variable interest rate debt; the impacts of union organizing activities and the success of union contract renewals; changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including impairment charges related to indefinite lived intangible assets; the timing and outcomes of inventory lower of cost or market adjustments and last-in, first-out, or LIFO, income or expense; the inflation or deflation existing within the metals industry, as well as product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; and unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share, which is a non-GAAP financial measure. Management’s view of the Company’s performance includes adjusted earnings per share, and management uses this non-GAAP financial measure internally for planning and forecasting purposes and to measure the performance of the Company. We believe this non-GAAP financial measure provides useful and meaningful information to us and investors because it enhances investors’ understanding of the continuing operating performance of our business and facilitates the comparison of performance between past and future periods. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. A reconciliation of this non-GAAP measure to the most directly comparable GAAP financial measure is provided above.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, tin plate, and metal-intensive branded products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 30 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com or https://olysteel.irpass.com/Contact_Us?BzID=2195

Olympic Steel, Inc.
Consolidated Statements of Net Income
(in thousands, except per-share data)

	Three months ended		Twelve months ended
	December 31		December 31
	2019	2018	2019	2018

Net sales	$319,740	$429,590	$1,579,040	$1,715,081

Costs and expenses
Cost of materials sold (excludes items shown separately below)	251,130	356,754	1,280,110	1,372,954
Warehouse and processing	23,519	24,986	99,457	97,565
Administrative and general	18,786	19,515	76,863	81,107
Distribution	10,989	12,270	48,159	50,347
Selling	7,080	7,312	28,839	29,020
Occupancy	2,400	2,228	9,972	9,428
Depreciation	4,475	4,504	17,686	16,645
Amortization	346	247	1,344	963

Total costs and expenses	318,725	427,816	1,562,430	1,658,029

Operating income	1,015	1,774	16,610	57,052

Other income (loss), net	1	(185)	(32)	(307)

Income before financing costs and income taxes	1,016	1,589	16,578	56,745

Interest and other expense on debt	2,304	3,101	11,289	10,681

Income (loss) before income taxes	(1,288)	(1,512)	5,289	46,064

Income tax provision (benefit)	(398)	(196)	1,433	12,305

Net income (loss)	$(890)	$(1,316)	$3,856	$33,759

Earnings per share:

Net income (loss) per share - basic	$(0.08)	$(0.11)	$0.34	$2.95

Weighted average shares outstanding - basic	11,416	11,444	11,509	11,432

Net income (loss) per share - diluted	$(0.08)	$(0.11)	$0.34	$2.95

Weighted average shares outstanding - diluted	11,416	11,444	11,509	11,440

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	At Dec. 31, 2019	At Dec. 31, 2018
Assets

Cash and cash equivalents	$5,742	$9,319
Accounts receivable, net	133,572	175,252
Inventories, net (includes LIFO debit of $598 and a LIFO credit of $3,071 as of December 31, 2019 and December 31, 2018, respectively)	273,531	368,738
Prepaid expenses and other	6,997	9,460

Total current assets	419,842	562,769

Property and equipment, at cost	416,511	403,785
Accumulated depreciation	(260,264)	(244,176)

Net property and equipment	156,247	159,609

Goodwill	3,423	2,358
Intangible assets, net	29,259	24,914
Other long-term assets	14,439	11,090
Right of use asset, net	26,345	-

Total assets	$649,555	$760,740

Liabilities

Accounts payable	$69,452	$95,367
Accrued payroll	13,196	19,665
Other accrued liabilities	12,850	13,395
Current portion of lease liabilities	5,589	-

Total current liabilities	101,087	128,427

Credit facility revolver	192,925	302,530
Other long-term liabilities	14,068	9,327
Deferred income taxes	12,262	13,465
Lease liabilities	20,861	-

Total liabilities	341,203	453,749

Shareholders' Equity

Preferred stock	-	-
Common stock	131,647	130,778
Treasury stock	(335)	(132)
Accumulated other comprehensive loss	(2,281)	-
Retained earnings	179,321	176,345

Total shareholders' equity	308,352	306,991

Total liabilities and shareholders' equity	$649,555	$760,740

Olympic Steel, Inc.
Segment Financial Information
(In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three months ended December 31
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2019	2018	2019	2018	2019	2018

Tons sold[1]	221,446	259,181	30,439	35,312	N/A	N/A

Net sales	$176,982	$270,297	$81,916	$88,442	$60,842	$70,851
Average selling price per ton	799	1,043	2,691	2,505	N/A	N/A
Cost of materials sold[2]	141,172	223,616	68,795	77,827	41,163	55,311
Gross profit[3]	35,810	46,681	13,121	10,615	19,679	15,540
Operating expenses[4]	40,230	43,228	9,072	8,860	15,625	15,937
Operating income (loss)	$(4,420)	$3,453	$4,049	$1,755	$4,054	$(397)

Depreciation and amortization	3,000	2,956	427	371	1,352	1,364

	Twelve months ended December 31
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2019	2018	2019	2018	2019	2018

Tons sold[1]	1,010,340	1,142,371	141,828	135,587	N/A	N/A

Net sales	$926,903	$1,073,292	$363,634	$343.479	$288,503	$298,310
Average selling price per ton	917	940	2,564	2,533	N/A	N/A
Cost of materials sold[5]	763,549	855,942	310,931	294,553	205,630	222,459
Gross profit[3]	163,354	217,350	52,703	48,926	82,873	75,851
Operating expenses[4]	168,377	172,996	38,382	33,678	64,266	64,331
Operating income (loss)	$(5,023)	$44,354	$14,321	$15,248	$18,607	$11,520

Depreciation and amortization	11,624	10,621	1,830	1,251	5,408	5,601

				At Dec. 31, 2019		At Dec. 31, 2018
Assets
Flat-products				$432,566		$560,116
Tubular and pipe products				215,841		200,016
Corporate				1,148		608
Total assets				$649,555		$760,740

[1]	Tonnage is less meaningful for the Tubular and Pipe Products segment and, therefore, is not reported.
[2]	Includes $2.4 million of LIFO income and $3.7 million of LIFO expense for the three months ended December 31, 2019 and December 31, 2018, respectively.
[3]	Gross profit is calculated as net sales less the cost of materials sold.
[4]	Operating expenses are calculated as total costs and expenses less the cost of materials sold from the Consolidated Statements of Net Income.
[5]	Includes $3.7 million of LIFO income and $8.4 million of LIFO expense for the 12 months ended December 31, 2019 and December 31, 2018, respectively.

Other Information

(In thousands except per-share data)	At Dec. 31, 2019	At Dec. 31, 2018
Shareholders' equity per share	$28.04	$27.89

Debt to equity ratio	0.63 to 1	0.99 to 1

	Twelve Months Ended December 31,
	2019	2018

Net cash from (used for) operating activities	$129,558	$(50,501)

Cash dividends per share	$0.08	$0.08

Contacts

Richard A. Manson
Chief Financial Officer
(216) 672-0522
ir@olysteel.com